SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 2, 2003

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 7. Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Exhibits:

99	- Press Release

Item 9. Regulation FD Disclosure

        The Registrant is providing the following information in response to Item 12 of Form 8-K.

        On April 2, 2003, Derma Sciences, Inc. (the “Registrant”) announced financial results for the fourth quarter and year ended December 31, 2002. Net sales were $11,749,472 for 2002 compared to $9,062,075 for 2001, an increase of 29.7%. Net income was $61,368, or $0.01 per diluted share, for 2002 compared to $192,398, or $0.04 per diluted share, for 2001. Adjusting for one-time charges related to conversion of bonds, acquisition related costs, goodwill amortization and severance, the Company’s net income would have been $740,496 and $458,398 in 2002 and 2001, respectively.

        For the fourth quarter ended December 31, 2002, the Company reported net sales of $4,421,716 and a net loss of $198,682, or $0.05 per diluted share, compared to net sales of $2,218,723 and net income of $92,914, or $0.02 per diluted share, for the fourth quarter of 2001. The significant increase in sales is attributable to the inclusion of Dumex sales. The net loss is due to one-time charges related to the Dumex acquisition and the resignation of a Company officer in the fourth quarter. Excluding these charges, the Company would have reported net income of $190,918 in the fourth quarter of 2002.

        Cash on hand increased $971,514 to $1,496,357 at December 31, 2002 from $524,783 at December 31, 2001 due principally to improved cash flow from operations. Working capital increased $1,492,929 to $3,355,001 at December 31, 2002 from $1,862,072 at December 31, 2001 due principally to conversion of the Company’s convertible bonds and related accrued interest to equity, proceeds from the Company’s private offering of common stock and positive cash flow from operations.

        For further information concerning the Registrant’s financial results for the years ended December 31, 2002 and 2001, please refer to the Registrant’s Form 10-KSB for 2002 filed with the Securities and Exchange Commission on March 31, 2003.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: April 2, 2003	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer